EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-98261 of Nextel Communications, Inc. on Form S-3 of our report dated March 19, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133 and Staff Accounting Bulletin No. 101), appearing in the Annual Report on Form 10-K of Nextel Communications, Inc. for the year ended December 31, 2001 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
November 21, 2002